UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): February 13, 2008

RxElite, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52454	62-0201385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1404 North Main, Suite 200 Meridian, Idaho	83642
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 288-5550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2008, our Board of Directors voted to increase the number of board members from five to eight. The vacancies will be filled upon finding qualified persons. Further on February 7, 2008, the Board of Directors voted to appoint Frank Leo to fill an existing vacancy on our Board of Directors, subject to Mr. Leo’s acceptance of such appointment. On February 13, 2008, Mr. Leo accepted such appointment and joined our Board of Directors. Mr. Leo was also appointed as the Chairman of the Strategic Planning Committee.

A copy of Mr. Leo’s biography is as follows:

Frank Leo, 52, was a Group President with Cardinal Health and a member of the Cardinal Operating Committee with responsibilities for Cardinal Health's Sterile Drug Manufacturing businesses and Contract Product Development Companies from September 1998 to April 2004. During his five-year tenure at Cardinal, Mr. Leo was instrumental in assisting in the development of Cardinal's overall strategy for the creation of its Pharmaceutical Technology and Services segment. In addition, Mr. Leo led the start up of Cardinal's Global Generic Initiative. Prior to working at Cardinal, Mr. Leo was Chief Operating Officer for Automatic Liquid Packaging, a privately held contract sterile Drug business.

In connection with his appointment as a Director, Mr. Leo was granted an option to purchase 400,000 shares of common stock at an exercise price equal to the preceding day’s close price of $0.49 per share.  This option vests in equal installments over the four years and will be expensed in accordance with FASB 123(R).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RxElite, Inc.

Dated: February 19, 2008	By:	/s/ Jonathan Houssian
Name: Jonathan Houssian
Title: Chief Executive Officer